Registration No. 811-22932

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form N-1A

REGISTRATION STATEMENT

UNDER THE INVESTMENT COMPANY ACT OF 1940
Amendment No. 4	☒

(Check appropriate box or boxes)

SECURITY EQUITY FUND

(Exact Name of Registrant as Specified in Charter)

805 KING FARM BOULEVARD, SUITE 600, ROCKVILLE, MARYLAND 20850

(Address of Principal Executive Offices/Zip Code)

Registrant’s Telephone Number, including area code:

(301) 296-5100

Copies To:

Donald C. Cacciapaglia, President Security Equity Fund 805 King Farm Boulevard Suite 600 Rockville, MD 20850	Amy J. Lee, Chief Legal Officer Security Equity Fund 805 King Farm Boulevard Suite 600 Rockville, MD 20850	Julien Bourgeois Dechert LLP 1900 K Street, NW Washington, DC 20006

(Name and address of Agent for Service)

The following fund is a series of Security Equity Fund (the “Corporation”), a professionally managed open-end investment company:

Guggenheim Alpha Opportunity Fund

Explanatory Note

This Amendment No. 4 to the Registration Statement of the Corporation on Form N-1A (File No. 811-22932) (the “Registration Statement”) is being filed under the Investment Company Act of 1940, as amended (the “1940 Act”), to amend and supplement the Corporation’s Registration Statement on Form N-1A filed with the U.S. Securities and Exchange Commission (“Commission”) on January 28, 2014 (Accession No. 0001193125-14-024442), as pertaining to Part A and Part B of the series of the Corporation. The Part A and Part B of the Corporation’s Registration Statement, as filed, are incorporated by reference herein.

Shares of capital stock of the Corporation (“Shares”) are not being registered under the Securities Act of 1933, as amended, because such Shares are not currently offered to the public.

The audited Financial Statements and the Report of Independent Public Registered Accounting Firm thereon of the series of the Corporation for the fiscal year ended September 30, 2013 (as filed with the Commission on December 9, 2013 (Accession No. 0001144204-13-066335)) contained in the Annual Report, dated September 30, 2013, are incorporated herein by reference.

Amendment dated September 23, 2014

to the Currently Effective Statement of Additional Information (Part B), as amended,

for Guggenheim Alpha Opportunity Fund (the “Fund”)

This supplement provides additional information beyond that contained in the currently effective Statement of Additional Information (the “SAI”) and should be read in conjunction with the SAI.

At a meeting of shareholders held on January 8, 2014, shareholders of the Fund approved the reorganization of the Fund from a Kansas corporation to a Delaware statutory trust. After the close of business on September 23, 2014, the Fund, which is a series of Security Equity Fund, a Kansas corporation, will reorganize with and into a corresponding “shell” fund (the “New Fund”), which is a series of Guggenheim Funds Trust (the “Trust”), a Delaware statutory trust (the “Reorganization”).

Upon completion of the Reorganization, shareholders of the Fund will own shares of the New Fund that are equal in number and in value to the shares of the Fund that were held by those shareholders immediately prior to the closing of the Reorganization. In addition, the New Fund will assume the performance, financial and other historical information of that of the Fund. Once the Reorganization is completed, the Fund will no longer be offered as a series of Security Equity Fund.

Following the Reorganization, the New Fund will continue be registered under the Securities Act of 1933 (the records will be available under File No. 002-19458) and under the Investment Company Act of 1940 (the records will be available under File No. 811-01136).

Please Retain This Supplement for Future Reference

SECURITY EQUITY FUND

PART C. OTHER INFORMATION

Item 28.	Exhibits

(a)	Articles of Incorporation(3)

(b)	Bylaws(8)

(c)	Specimen copy of share certificates for Corporation’s shares of capital stock(1)

(d)	(1) Investment Management Agreement with Security Investors, LLC(8)
(2) Transfer Agency Agreement(7)
(3) Fund Accounting and Administration Agreement(9)

(e)	(1) Distribution Agreement(6)
(2) Underwriter-Dealer Agreement(4)

(f)	Not applicable

(g)	Custodian Agreement(2)

(h)	Expense Limitation Agreement(10)

(i)	Not applicable

(j)	Consent of Independent Registered Public Accounting Firm(11)

(k)	Not applicable

(l)	Not applicable

(m)	(1) Class A Distribution Plan(5)
(2) Class B Distribution Plan(5)
(3) Class C Distribution Plan(5)
(4) Specimen copy of Shareholder Service Agreement(5)

(n)	Multiple Class Plan(7)

(o)	Reserved

(p)	Code of Ethics of Security Funds, Security Investors, LLC, and Guggenheim Distributors, LLC(5)

(q)	Power of Attorneys(12)

(1)	Incorporated herein by reference to the Exhibits filed with the Post-Effective Amendment No. 89 to the Registration Statement of Guggenheim Funds Trust, formerly Security Equity Fund (filed under 002-19458 and 811- 01136) (filed May 1, 2000).

(2)	Incorporated herein by reference to the Exhibits filed with the Post-Effective Amendment No. 107 to the Registration Statement of Guggenheim Funds Trust, formerly Security Equity Fund (filed under 002-19458 and 811- 01136) (filed July 10, 2008).

(3)	Incorporated herein by reference to the Exhibits filed with the Post-Effective Amendment No. 111 to the Registration Statement of Guggenheim Funds Trust, formerly Security Equity Fund (filed under 002-19458 and 811- 01136) (filed February 2, 2009).

(4)	Incorporated herein by reference to the Exhibits filed with the Post-Effective Amendment No. 112 to the Registration Statement of Guggenheim Funds Trust, formerly Security Equity Fund (filed under 002-19458 and 811- 01136) (filed November 13, 2009).

(5)	Incorporated herein by reference to the Exhibits filed with the Post-Effective Amendment No. 113 to the Registration Statement of Guggenheim Funds Trust, formerly Security Equity Fund (filed under 002-19458 and 811- 01136) (filed January 29, 2010).

(6)	Incorporated herein by reference to the Exhibits filed with the Post-Effective Amendment No. 114 to the Registration Statement of Guggenheim Funds Trust, formerly Security Equity Fund (filed under 002-19458 and 811- 01136) (filed January 31, 2011).

(7)	Incorporated herein by reference to the Exhibits filed with the Post-Effective Amendment No. 121 to the Registration Statement of Guggenheim Funds Trust, formerly Security Equity Fund (filed under 002-19458 and 811- 01136) (filed January 31, 2012).

(8)	Incorporated herein by reference to the Exhibits filed with the Post-Effective Amendment No. 123 to the Registration Statement of Guggenheim Funds Trust, formerly Security Equity Fund (filed under 002-19458 and 811- 01136) (filed January 28, 2013).

(9)	Incorporated herein by reference to the Exhibits filed with the Post-Effective Amendment No. 131 to the Registration Statement of Guggenheim Funds Trust, formerly Security Equity Fund (filed under 002-19458 and 811- 01136) (filed June 13, 2013).

(10)	Incorporated herein by reference to the Exhibits filed with the Post-Effective Amendment No. 138 to the Registration Statement of Guggenheim Funds Trust, formerly Security Equity Fund (filed under 002-19458 and 811- 01136) (filed January 27, 2014).

(11)	Incorporated herein by reference to the Exhibits filed with the Registration Statement of Security Equity Fund (filed under 811-22932) (filed January 28, 2014).

(12)	Incorporated herein by reference to the Exhibits filed with the Post-Effective Amendment No. 142 to the Registration Statement of Guggenheim Funds Trust, formerly Security Equity Fund (filed under 002-19458 and 811- 01136) (filed April 16, 2014).

Item 29.	Persons Controlled by or Under Common Control with Corporation

The Board of Directors of the Corporation is the same as the board of certain other registrants, each of which has Security Investors, LLC (“Security Investors”) or its affiliate as its investment adviser. In addition, the officers of the Corporation are substantially identical to those of the other registrants. Nonetheless, the Corporation takes the position that it is not under common control with the other registrants because the power residing in the respective boards and officers arises as the result of an official position with the respective registrants.

Item 30.	Indemnification

Article Ten of the Corporation’s Articles of Incorporation provides in relevant part as follows:

“(5) Each director and officer (and his heirs, executors and administrators) shall be indemnified by the Corporation against reasonable costs and expenses incurred by him in connection with any action, suit or proceeding to which he is made a party by reason of his being or having been a Director or officer of the Corporation, except in relation to any action, suit or proceeding in which he has been adjudged liable because of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office. In the absence of an adjudication which expressly absolves the Director or officer of liability to the Corporation or its stockholders for willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office, or in the event of a settlement, each Director and officer (and his heirs, executors and administrators) shall be indemnified by the Corporation against payment made, including reasonable costs and expenses, provided that such indemnity shall be conditioned upon a written opinion of independent counsel that the Director or officer has no liability by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office. The indemnity provided herein shall, in the event of settlement of any such action, suit or proceeding, not exceed the costs and expenses (including attorneys’ fees) which would reasonably have been incurred if such action, suit or proceeding had been litigated to a final conclusion. Such a determination by independent counsel and the payment of amounts by the Corporation on the basis thereof shall not prevent a stockholder from challenging such indemnification by appropriate legal proceeding on the grounds that the officer or Director was liable because of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office. The foregoing rights and indemnification shall not be exclusive of any other rights to which the officers and Directors may be entitled according to law.”

Article Sixteen of the Corporation’s Articles of Incorporation, as amended December 10, 1987, provides as follows:

“A director shall not be personally liable to the corporation or to its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this sentence shall not eliminate nor limit the liability of a director:

A. for any breach of his or her duty of loyalty to the corporation or to its stockholders;

B. for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

C. for an unlawful dividend, stock purchase or redemption under the provisions of Kansas Statutes Annotated (K.S.A.) 17-6424 and amendments thereto; or

D. for any transaction from which the director derived an improper personal benefit.”

Item Thirty of the Corporation’s Bylaws, dated February 3, 1995, provides, in relevant part, as follows:

“Each person who is or was a Director or officer of the Corporation or is or was serving at the request of the Corporation as a Director or officer of another corporation (including the heirs, executors, administrators and estate of such person) shall be indemnified by the Corporation as of right to the full extent permitted or authorized by the laws of the State of Kansas, as now in effect and is hereafter amended, against any liability, judgment, fine, amount paid in settlement, cost and expense (including attorneys’ fees) asserted or threatened against and incurred by such person in his/her capacity as or arising out of his/her status as a Director or officer of the Corporation or, if serving at the request of the Corporation, as a Director or officer of another corporation. The indemnification provided by this bylaw provision shall not be exclusive of any other rights to which those indemnified may be entitled under the Articles of Incorporation, under any other bylaw or under any agreement, vote of stockholders or disinterested directors or otherwise, and shall not limit in any way any right which the Corporation may have to make different or further indemnification with respect to the same or different persons or classes of persons.

No person shall be liable to the Corporation for any loss, damage, liability or expense suffered by it on account of any action taken or omitted to be taken by him/her as a Director or officer of the Corporation or of any other corporation which (s)he serves as a Director or officer at the request of the Corporation, if such person (a) exercised the same degree of care and skill as a prudent person would have exercised under the circumstances in the conduct of his/her own affairs, or (b) took or omitted to take such action in reliance upon advice of counsel for the Corporation, or for such other corporation, or upon statement made or information furnished by Directors, officers, employees or agents of the Corporation, or of such other corporation, which (s)he had no reasonable grounds to disbelieve.

In the event any provision of this section 30 shall be in violation of the Investment Company Act of 1940, as amended, or of the rules and regulations promulgated thereunder, such provisions shall be void to the extent of such violations.”

A policy of insurance covering Security Investors, LLC, Guggenheim Funds Distributors, LLC, Rydex Funds Services, the Corporation and certain other registrants advised by Security Investors or an affiliate of Security Investors insures the Corporation’s directors and officers against liability arising by reason of an alleged breach of duty caused by any negligent act, error or accidental omission in the scope of their duties. The independent directors are also covered under a joint independent directors liability (“IDL”) insurance policy that covers the independent directors of the other registrants.

Item 31.	Business or Other Connections of Investment Adviser

Security Investors, LLC (“Security Investors”) serves as investment adviser to Guggenheim Alpha Opportunity Fund. Security Investors is primarily engaged in the provision of investment advisory and management services to mutual funds and private accounts. The directors and officers of Security Investors consist primarily of persons who during the past two years have been active in the investment management business. To the knowledge of the Corporation, except as set forth below, as applicable, none of the directors or executive officers of Security Investors is or has been engaged in any other business, profession, vocation or employment of a substantial nature during the past two fiscal years. Information as to the executive officers and directors of Security Investors is included in its Form ADV as filed with the SEC (File No. 801-8008) pursuant to the Investment Advisers Act of 1940, as amended.

Item 32.	Principal Underwriters

(a)	Guggenheim Funds Distributors, LLC serves as the principal underwriter for the Corporation, Guggenheim Funds Trust, Guggenheim Variable Funds Trust, Guggenheim Strategy Funds Trust, SBL Fund, Rydex Series Funds, Rydex ETF Trust, Rydex Variable Trust, Rydex Dynamic Funds, Claymore Exchange-Traded Fund Trust and Claymore Exchange-Traded Fund Trust 2.

(b)	The following information is furnished with respect to the directors and officers of Guggenheim Funds Distributors, LLC:

(1) Name and Principal Business Address	(2) Position and Offices with Underwriter	(3) Position and Offices with Corporation

Donald Cacciapaglia 805 King Farm Blvd., Suite 600 Rockville, MD 20850	Chief Executive Officer and President	Chief Executive Officer, President and Director

Dominick Colgiandro 805 King Farm Blvd., Suite 600 Rockville, MD 20850	Chief Operating Officer	None

Dennis R. Metzger 805 King Farm Blvd., Suite 600 Rockville, MD 20850	Chief Compliance Officer	None

Kevin M. McGovern 805 King Farm Blvd., Suite 600 Rockville, MD 20850	Vice President	None

Julie Jacques One Security Benefit Place Topeka, KS 66636	Chief Financial Officer and Treasurer	None

Amy J. Lee 805 King Farm Blvd., Suite 600 Rockville, MD 20850	Vice President and Secretary	Chief Legal Officer and Vice President

Elisabeth A. Miller 805 King Farm Blvd., Suite 600 Rockville, MD 20850	Vice President	Chief Compliance Officer

Douglas Mangini 805 King Farm Blvd., Suite 600 Rockville, MD 20850	Senior Vice President	None

William Belden 227 West Monroe Street Chicago, IL 60606	Vice President	Vice President

(c)	Not applicable.

Item 33.	Location of Accounts and Records

Certain accounts, books and other documents required to be maintained by Section 31(a) of the Investment Company Act of 1940 and the Rules promulgated thereunder are maintained by Security Investors, LLC, One Security Benefit Place, Topeka, Kansas 66636-0001, 805 King Farm Blvd., Suite 600, Rockville, MD 20850, 40 East 52nd Street, 16th Floor, New York, NY, 10022, 330 Madison Avenue, 10th Floor, New York, New York 10017, 9401 Indian Creek Parkway, 40 Corporate Woods, Suite 850, Overland Park, KS 66210, and 94 N. Broadway, Irvington, NY 10533; Wellington Management Company, LLP, 75 State Street, Boston, Massachusetts 02110; Northern Trust Investments, N.A., 181 W. Madison, Chicago, Illinois 60675 and Deutsche Asset Management, Inc., 345 Park Avenue, New York, New York 10154. Records relating to the duties of the Corporation’s custodian are maintained by Chase Manhattan Bank, 4 Chase MetroTech Center, Brooklyn, New York 11245; State Street Bank and Trust Company, 801 Pennsylvania, Kansas City, Missouri 64105; Banc Of America Securities, LLC 9 West 57th Street, New York, New York 10019 and The Bank of New York Mellon, 2 Hanson Place, 9th Floor, Brooklyn, New York 11217.

Item 34.	Management Services

Not applicable.

Item 35.	Undertakings

Not applicable.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Corporation has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockville, and State of Maryland on the 23rd day of September 2014.

SECURITY EQUITY FUND (Corporation)

By:	DONALD C. CACCIAPAGLIA
Donald C. Cacciapaglia, President

EXHIBIT LIST

None